# CORPORATE FINANCE ADVISORY SERVICES AGREEMENT

FRIEDLAND CAPITAL INC. ("FRIEDLAND") hereby agrees to provide to Shanxi Aoxing Pharmacy Co. Ltd (the "Company") corporate finance advisory services specifically and primarily designed to achieve the Company's corporate finance objectives, specifically to result in the Company's shares (or a successor entity's shares) becoming publicly-traded in the United States.

## *1.* General Summary of Advisory Services

FRIEDLAND agrees to provide to the Company general advisory services, which shall include:

- Determination of corporate finance strategy
- Assistance in the selection of an auditing firm and pre-auditor
- Assistance in the selection of US securities counsel and Chinese counsel
- Assistance in coordinating with legal counsel, the auditor and other experts the preparation and filing of a Registration Statement for the Company to be filed with the US Securities & Exchange Commission (SEC) and other regulatory filings for an Initial Public Offering (IPO)
- Assistance in the selection of a US NASD member broker-dealer to become the underwriter of the IPO.
- Assistance in determining the appropriate Trading Facility for the Company's shares, and the preparation and filing of a listing application or 15C211 with a Trading Facility. In the event that a 15C211 is to be filed, arrangements will be made with a NASD member broker-deal to file the 15C211.

The objective of the IPO will not be to raise a substantial sum of capital, but instead to offer a limited number of shares to the public so that the Company has a shareholder base of approximately 200 shareholders holding "round lots" (e.g. 100 shares) The company will be positioned to have its shares listed on the OTC Bulletin Board, Nasdaq, the American Stock Exchange, or New York Stock Exchange (the "Trading Facility"), with the appropriate Trading Facility to be determined by the Company meeting the listing requirements of the Trading Facility.

The services to be provided by FRIEDLAND under this Agreement end upon the Company's shares becoming publicly-traded in the US, with the cost for any services to be provided to Company by FRIEDLAND to be negotiated between the Company and FRIEDLAND.

## 2. Costs for Advisory Services

The Company agrees to pay to FRIEDLAND for the advisory services to be provided by FRIEDLAND the following fees based on certain benchmarks being reached:

- RMB 400,000 within five working days after the execution of this Agreement and prior to the initiation of any services by FRIEDLAND
- RMB 300,000 within five working days after the selection of a US securities attorney
- RMB 450,000 within five working days after the filing of a Registration Statement with the US Securities & Exchange Commission (SEC).
- RMB 500,000 within five working days of the Registration Statement being declared effective by the SEC.,

- RMB 750,000 within five working days after the Company's shares becoming listing in public market.

Payments due under this Agreement shall be paid by wire transfer to:

Friedland Capital Inc.
Bank: First American State Bank, Englewood, CO *SA
Routing/ABA: 102 00 6326
Account Name: Friedland Capital Inc.
Account Number: 112102

The advisory services to be provided by FRIEDLAND shall commence upon the receipt by FRIEDLAND of an executed copy of this Advisory Services Agreement and the payment by the Company to FRIEDLAND of the initial financial advisory fee.

In the event that any payments due under this Agreement are not paid when due, FRIEDLAND shall immediately have the option of stopping its services until such time as the past due payments are made.

After the Company finished the US audit and fully cooperate with FRIEDLAND advisory service, FRIEDLAND will assist the Company to achieve its shares (or a successor entity's shares) becoming publicly-traded within three months after the completion of auditing work. In addition, FRIEDLAND will assist the Company to find Pre IPO financing and attend road shows before the listing. If the Company decides to seek Pre IPO financing, the offering price will be one third of the Company's listing price. The price for further financing after the Company became public will be the Company's market price at a discounted price. The amount of financing in Pre IPO or after IPO will be decided by the Company and FRIEDLAND after the completion of US audit. The number of the Company's total outstanding shares will be decided by The Company, FRIEDLAND and its underwriter based on the result from the US audit.

## 3. Disclosure

Additionally, it is acknowledged that FRIEDLAND, and/or an affiliate of FRIEDLAND will be entering into, or has entered into a services agreement with a newly-formed Maryland or Delaware corporation ("NEWCO"), and will be assisting NEWCO with the formation of a Wholly-Owned Foreign Enterprise ("WOFE") in China. This WOFE will subsequently enter into a business relationship with the COMPANY. It is anticipated that NEWCO will be the entity that will become publicly traded in the United States. NEWCO will be compensating FRIEDLAND, and/or an affiliate of FRIEDLAND based on the estimate of the number of shares to be outstanding upon the completion of the IPO in an amount estimated to represent 10% of the shares of NEWCO outstanding after the completion of the IPO. FRIEDLAND, and/or an affiliate of FRIEDLAND shall have the option to allocate all or a portion of these shares to other parties.

## *4.* Representation and Warranties

3.1 The Company represents and warrants to FRIEDLAND as follows: (i) The Company has been duly formed; (ii) the execution of this Agreement has been duly authorized by the Company and does not require the consent of or notice to any party not previously obtained or given, and (iii) it shall indemnify and save FRIEDLAND harmless against any claims, damages, liabilities and causes of action, including but not limited to reasonable attorney fees, which arise by reason of the consulting services provided by FRIEDLAND hereunder, or by reason of an act FRIEDLAND may do on behalf of, or at the request of the Company. (iiii) in the event of The Company terminated this agreement without any reasons, FRIEDLAND has the right not to refund any payment paid by The Company, and The Company shall also compensate FRIEDLAND any losses relating to the termination of agreement by The Company.

3.2 FRIEDLAND represents and warrants to the Company as follows: (i) FRIEDLAND has been duly formed under the laws of the State of Colorado; (ii) the execution of this Agreement and the performance of FRIEDLAND'S obligations hereunder does not require the consent of or notice to any party not previously obtained or given and there is nothing that prohibits or restricts the execution by FRIEDLAND of this Agreement or its performance of its obligations hereunder; and execute a confidentiality agreement to be attached hereto.

## 5. Covenants

Each FRIEDLAND and the Company covenant that it will diligently and skillfully do and perform the acts and duties required herein.

## 6. Miscellaneous

6.1 Notice All notices, requests, demands, directions and other communications ("Notices") provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by facsimile to the applicable Party at the address of such Party set forth below in this Section 6.1. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section 6.1. When sent by facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

THE COMPANY:
Shanxi Aoxing Pharmacy Co. Ltd.
Attention:
Xi Yang Chen Yang zhai
029-33685888 33688666
Fax/

FRIEDLAND:
FRIEDLAND CAPITAL INC.
Attention: Kristina Wang, Managing Director-China
36 Steele Street, Suite 10
Denver, CO 80206
Fax : 1-212-202-4436

Either Party may change its respective address for purposes of this Section 6.1 by giving the other Party Notice of the new address in the manner set forth above.

6.2 Severability Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or

invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

6.3 Non-Waiver The waiver of any Party of a breach or a violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.

6.4 Amendment No amendment or modification of this Agreement shall be deemed effective unless and until it has been executed in writing by the Parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a written instrument that has been executed by the Party charged with such waiver or estoppel.

6.5 Inurement This Agreement shall be binding upon all of the Parties, and it shall benefit, respectively, each of the Parties, and their respective employees, agents and successors. Except as expressly provided herein, there are no third party beneficiaries to this Agreement, and this agreement shall not be assignable by any party.

6.6 Headings The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

6.7 Counterparts This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

6.8 Arbitration Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Denver, Colorado by arbitration (except as provided below), in accordance with the rules then obtaining, of the Colorado Arbitration Act (the "Act") as administered by a court of competent jurisdiction. If the subject of the arbitration involves an intellectual property, corporate, or bankruptcy matter, then the arbitrator(s) shall have had experience in that subject. The Association is authorized to make arrangements for this arbitration, to be held under these rules of the Act in any locality in the United States agreed upon by the parties or as designated by the court. In addition, in the event of a dispute for which the aggrieved party seeks immediate equitable relief, including without limitation an injunction, the appropriate action may be brought in any court with appropriate jurisdiction, provided that any such equitable relief shall be subject to modification by the court after completion of arbitration of the dispute. This Agreement shall be enforceable and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court of any county having jurisdiction.

6.9 Choice Of Law This Agreement shall be construed in accordance with the laws of the State of Colorado of the United States.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Shan Xi Aoxing Pharmacy Co. Ltd.

Title Hong Hua Wang Date March 8 2007

**FRIEDLAND CAPITAL INC.**

By: March. 8. 2007

Kristina Wang, Managing Director China Date